Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Community Corporation of our report dated March 14, 2025, relating to the consolidated financial statements of First Community Corporation, appearing in the Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Elliott Davis, LLC

Charleston, South Carolina

December 30, 2025